EXHIBIT 5

William Gleeson
General Counsel
Applied Minerals, Inc.
110 Greene Street
New York, New York 10012

December 18, 2013

Board of Directors
Applied Minerals, Inc.
110 Greene Street
New York, New York 10012

Gentlemen:

This opinion is furnished in connection with a Registration Statement No. 333-191532 on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 for the offer and sale of shares of the common stock, $.001 par value (“Common Stock”) of Applied Minerals, Inc. (“Company”) issuable upon conversion of 10% PIK-Election Convertible Notes due 2023 (“Notes”) by the Selling Stockholders named in the registration statement as follows:

(i)	7,500,000 shares of Common Stock issuable upon conversion of the Notes issued on August 2, 2013 (“PIK Notes”); and
(ii)
Up to 12,399,733 shares of Common Stock issuable on conversion of Notes (a) that may be issued as interest on the PIK Notes and (b) that may be issued as interest on the Notes referred to in clause (a) (the Notes described in clauses (a) and (b) being “PIK Interest Notes”)

I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.  With your consent, I have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

I am opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware (“DGCL”), including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and the Delaware Constitution.  I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon and subject to the foregoing, it is my opinion that:

1.  The PIK Notes constitute, and the PIK Interest Notes, when, as and if issued will constitute, legally valid and binding obligations of the Company.

2.  The shares of Common Stock issuable on conversion of the PIK Notes, when issued upon valid conversion of the PIK Notes in accordance their terms, will be validly issued, fully paid and non-assessable.

3.  The shares of Common Stock issuable on conversion of the PIK Interest Notes, when issued upon valid conversion of the PIK Interest Notes in accordance their terms, will be validly issued, fully paid and non-assessable.

The opinion rendered in paragraph (1) above, relating to the enforceability of the PIK Notes and PIK Interest Notes is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) the validity or enforceability of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to, or in conjunction with, any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy, and (e) we express no opinion as to (i) any provision for default interest or other economic remedies to the extent such provisions are deemed to constitute a penalty; (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, remedies, or judicial relief, and (iii)  the severability, if invalid, of provisions to the foregoing effect.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ William Gleeson